HALLIBURTON COMPANY

Medium-Term Notes                                       Pricing Supplement No. 4
Due Nine Months or More                                      Dated July 31, 1997
From Date of Issue, Series A          (To Prospectus dated December 19, 1996 and
                                   Prospectus Supplement dated January 13, 1997)

Principal Amount     Date of Issue      Maturity Date    Interest Rate Per Annum
----------------     -------------      -------------    -----------------------
  $75,000,000        August 5, 1997     August 5, 2002           6.30%

Issued at 100% of aggregate principal amount.
Agents' commissions are .500% and proceeds to the Company are 99.500%
     or $74,625,000.
Interest payable each February 1 and August 1, commencing February 1, 1998. Not redeemable prior to maturity.
Initially issued in Book-Entry Note form.

     On August 5, 1997, $300,000,000 in aggregate principal amount of Notes, including the Notes offered hereby, will have been sold and issued.